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Deloitte & Touche LLP

March 11, 1998

Securities and Exchange Commission
MailStop 9-5
Washington, D.C. 20549

We have read Item 4 of Form 8-K of Todd-AO Corporation (The "Registrant") as filed with the Securities and Exchange Commission on February 27, 1998 (the "Form 8-K") and have the following comments:

     (a)  We agree with the statement made in paragraph 4(a)(i) and 4(a)(ii).
     (b) We have not basis to agree or disagree with the statement in paragraph 4(a)(iii).
     (c)  We agree with the statements made in the first paragraph of 4(a)(iv).
     (d) We agree with the statements made in sentences 1 through 9 of the second paragraph of 4(a)(iv) but would make the following observations:

          (1) With respect to sentence 9, we told the Company that we did not agree with treating the capital allowances as a credit to income taxes and that the Company could discuss the matter with the staff of the Securities and Exchange Commission if it chose to do so. However, we informed the Company that if the staff asked us for our opinion we would indicate that we could not support the Company's position.

     (e) We have no basis to agree or disagree with the statement made in sentence 10 of paragraph 4(a)(iv) that ... "the Company negotiated the purchase of the capital allowances independently and separately from the 1995 purchase of CFT".
     (f) We have no basis to agree or disagree with the statements made in sentence 11 of paragraph 4(a)(iv).
     (g)  We agree with the statement made in sentence 12 of paragraph 4(a)(iv).
     (h)  We agree with the statements made in paragraph 3 of 4(a)(iv).
     (i)  We agree with the statements made in paragraph 4(a)(v).
     (j)  We agree with the statement made in sentence 1 of paragraph 4(b).
     (k) We have no basis to agree or disagree with statements made in sentence 2 of paragraph 4(b).

Yours very truly,


/s/ Deloitte & Touche LLP